Exhibit 99.2

[Horace Mann Educators Corporation logo]

Contact information:

Todd Nelson, Vice President - Finance

217-788-5738

HORACE MANN REPORTS RESULTS

FOR SECOND QUARTER

SPRINGFIELD, Ill., July 27, 2011 — Horace Mann Educators Corporation (NYSE:HMN) today reported a net loss of $11.8 million (30 cents per share) and net income of $14.1 million (34 cents per share) for the three and six months ended June 30, 2011, respectively, compared to net income of $23.0 million (56 cents per share) and $45.6 million ($1.12 per share) for the same periods in 2010. Included in these amounts were net realized gains on securities of $5.7 million ($3.7 million after tax, or 9 cents per share) and $11.5 million ($7.4 million after tax, or 18 cents per share) for the three and six months ended June 30, 2011, respectively. In the same periods in 2010, net income included net realized investment gains of $8.3 million ($5.5 million after tax, or 13 cents per share) and $13.2 million ($8.6 million after tax, or 21 cents per share), respectively. All per-share amounts are stated on a diluted basis.

“As we previously announced, along with a number of other companies in the industry, tornado and storm activity had a significant impact on second quarter 2011 results. For the three months ended June 30, 2011, our losses from the 12 catastrophe events in the period were $55.0 million pretax, representing 40.3 percentage points of the quarter’s combined ratio,” said Peter H. Heckman, President and Chief Executive Officer. “Our net loss before realized investment gains and losses was 39 cents per share for the second quarter, an 82 cent decrease compared to prior year, largely due to increased catastrophe costs. The total property and casualty accident year combined ratio excluding catastrophes of 95.1 percent in the current quarter was 5.7 percentage points higher than the same period last year, primarily driven by auto liability claims severity, as well as non-catastrophe weather-related claims and re-estimates of first quarter 2011 reserves in the property line. The six month property and casualty accident year combined ratio excluding catastrophes of 93.2 percent was 1.2 percentage points higher than the first half of 2010, as the exceptional underlying results in the first quarter were offset by adverse experience in the current quarter. Second quarter combined annuity and life segments’ net income exceeded prior year, benefitting from continued increases in interest margins.” Continued Heckman, “In spite of the challenging quarter, the increase in our net unrealized investment gain position over the last three months resulted in a June 30, 2011 reported book value per share of $23.35, a sequential increase of 3 percent over the prior quarter-end.”

Segment Earnings

The property and casualty segment recorded a net loss of $25.6 million for the quarter, a decrease of $34.1 million compared to net income for the same period in 2010. As described above, catastrophe costs were significant in the current quarter. The second quarter 2011 property and casualty combined ratio was 134.7 percent, including 40.3 percentage points due to catastrophe costs, compared to 99.0 percent, including 11.6 percentage points due to catastrophe costs, in the prior year period. Favorable prior years’ reserve development totaling $1.0 million was recorded in the second quarter of 2011, which represented 0.7 percentage points on the combined ratio, compared to $2.8 million, or 2.0 percentage points on the combined ratio, recorded in the second quarter of 2010. Excluding claim settlement expenses, Florida sinkhole losses incurred in the current quarter of $1.9 million were notably lower compared to the amounts in each of the last two quarters of 2010 as well as the first quarter of 2011. “As stated last year, one of the key initiatives to address sinkhole loss exposure is our Florida risk mitigation plan, which is primarily focused on non-renewals. That plan was launched last year, progressed ahead of schedule and will be completed by mid-August, at which time our property policies in force in the most affected counties will be reduced to zero,” said Heckman. For the first half of 2011, the total property and casualty combined ratio was 114.8 percent, an increase of 17.1 percentage points compared to a year earlier, including a 14.7 percentage point increase in the impact of catastrophe losses and a 1.2 percentage point smaller benefit from favorable prior years’ reserve development.

Annuity segment net income was $7.5 million for the three months ended June 30, 2011, increasing $0.6 million compared to the same period in 2010 and $2.0 million compared to the first half of the prior year. The interest margin earned on fixed annuity assets increased 5 percent compared to the second quarter of 2010, with a year-to-date net interest spread of 203 basis points for the current period, improving 1 basis point compared to the first half of 2010. Charges and fees earned in the quarter, primarily on variable annuity contracts, also increased compared to prior year. The evaluation of deferred policy acquisition costs in the current quarter had a negative impact on annuity segment earnings but was $3.2 million smaller than the negative impact in the prior year. In 2010, second quarter annuity net income also included a $1.4 million benefit due to a reduction in the company’s liability for uncertain tax positions. Total annuity net fund flows continued to be positive in the current period, as they were throughout the prior three years, with total accumulated account values increasing 12 percent compared to June 30, 2010. Total cash value persistency of 94 percent was comparable to a year earlier.

Life segment net income of $5.8 million for the second quarter increased $0.3 million compared to the same period in 2010, primarily due to lower mortality costs in the current period. For the six months, net income for the life segment was slightly less than the prior year. Life persistency remained strong at 95 percent.

Segment Revenues

Compared to 2010, the company’s total premiums written and contract deposits increased 2 percent for both the quarter and year-to-date, driven by the increase in annuity deposit receipts.

Total property and casualty premiums written decreased 4 percent and 3 percent compared to the three and six months ended June 30, 2010, with increases in average property and auto premiums per policy more than offset by a reduced level of policies in force. The company’s Florida property non-renewal program accounted for approximately 2 percentage points of the total property and casualty premium decrease in both periods.

Annuity deposits received increased 12 percent and 11 percent compared to the second quarter and first half of 2010, respectively, each reflecting a 33 percent increase in single deposit and rollover receipts, partially offset by a decrease of less than 4 percent in scheduled, flexible premium annuity deposit receipts compared to a year ago. Life segment insurance premiums and contract deposits decreased approximately 1 percent compared to both the second quarter and first six months of the prior year.

Sales and Distribution

For the three and six months ended June 30, 2011, total new auto sales units decreased 10 percent and 8 percent, respectively, compared to 2010, primarily due to a decrease in true new auto sales of 13 percent in both periods. In 2011, total annuity sales increased 25 percent compared to the first half of the prior year, building on the positive results produced throughout 2010, as both new scheduled deposit business and single premium and rollover deposits increased significantly. Total new life production increased 7 percent compared to the prior year first six months, including growth in sales of both Horace Mann and third-party vendor products.

At June 30, 2011, there was a combined total of 732 Exclusive Agencies and Employee Agents, compared to 741 at December 31, 2010 and 682 at June 30, 2010. “The size of our agency force remained comfortably above where we were 12 months ago, with the decrease in the current quarter primarily reflecting the departure of lower producing agents,” said Heckman. “Again this quarter, our agency force delivered strong growth in new business levels for our annuity line. Agent training and marketing programs focused on retirement planning have contributed to this result. In the auto line, as stated last quarter, pricing, underwriting and marketing initiatives are in the process of being rolled out on a state-by-state basis designed to increase new policy sales, with the majority of the targeted states scheduled for rollout in the last half of the year.”

Investments

In 2011, total net investment income increased 4 percent and 5 percent compared to the three and six months ended June 30, 2010, respectively. Pretax net realized investment gains were $5.7 million in the second quarter of 2011 and included no impairment write-downs on securities.

Horace Mann’s net unrealized investment gains on fixed maturity and equity securities of $256.7 million at June 30, 2011 increased more than 40 percent compared to the $180.0 million net unrealized gain at March 31, 2011. Net unrealized gains were $222.8 million at June 30, 2010.

Horace Mann — the largest national multiline insurance company focusing on educators’ financial needs — provides auto and homeowners insurance, retirement annuities, life insurance and other financial solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Ill. For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the period ended March 31, 2011 and the company’s past and future filings and reports filed with the Securities and Exchange Commission for information concerning the important factors that could cause actual results to differ materially from those in forward-looking statements.

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HORACE MANN EDUCATORS CORPORATION

Digest of Earnings and Highlights (Unaudited)

(Dollars in Millions, Except Per Share Data)

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
DIGEST OF EARNINGS

Net income (loss)	$(11.8)	$23.0	N.M.	$14.1	$45.6	-69.1%

Net income (loss) per share:
Basic	$(0.30)	$0.59	N.M.	$0.35	$1.16	-69.8%
Diluted	$(0.30)	$0.56	N.M.	$0.34	$1.12	-69.6%

Weighted average number of shares and equivalent shares (in millions)
Basic	39.9	39.3	1.5%	39.8	39.2	1.5%
Diluted	39.9	40.9	-2.4%	41.4	40.9	1.2%

HIGHLIGHTS

Operations

Insurance premiums written and contract deposits	$259.3	$254.8	1.8%	$503.4	$493.5	2.0%

Return on equity (A)				5.4%	11.9%	N.M.

Property & Casualty GAAP combined ratio	134.7%	99.0%	N.M.	114.8%	97.7%	N.M.
Effect of catastrophe costs on the Property & Casualty combined ratio	40.3%	11.6%	N.M.	23.0%	8.3%	N.M.

Exclusive agencies (B)				495	343	44.3%
Employee agents (C)				237	339	-30.1%
Total				732	682	7.3%

Additional Per Share Information

Dividends paid	$0.11	$0.08	37.5%	$0.22	$0.16	37.5%

Book value (D)				$23.35	$22.17	5.3%

Financial Position

Total assets				$7,208.0	$6,669.4	8.1%
Short-term debt				38.0	38.0	-
Long-term debt				199.7	199.6	0.1%
Total shareholders’ equity				932.3	873.6	6.7%

N.M. - Not meaningful.

(A)	Based on trailing 12-month net income and average quarter-end shareholders’ equity.
(B)	Local Horace Mann agencies created and owned by independent contractors who have signed Exclusive Agent agreements with the Company (“Exclusive Agents”). Those agreements state that only the Company’s products and limited additional third-party vendor products authorized by the Company will be marketed by the agencies. An independent contractor may sign multiple Exclusive Agent agreements with the Company and manage more than one Exclusive Agency.
(C)	Agents who have employee status with the Company and by contract market only the Company’s products and limited additional third-party vendor products authorized by the Company.
(D)	Book value per share excluding the fair value adjustment for investments was $19.52 at June 30, 2011 and $18.79 at June 30, 2010. Ending shares outstanding were 39,918,707 at June 30, 2011 and 39,398,373 at June 30, 2010.

HORACE MANN EDUCATORS CORPORATION

Statements of Operations and Supplemental GAAP Consolidated Data (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
STATEMENTS OF OPERATIONS

Insurance premiums and contract charges earned	$166.3	$168.4	-1.2%	$333.0	$334.8	-0.5%
Net investment income	71.7	69.1	3.8%	142.2	135.0	5.3%
Net realized investment gains	5.7	8.3	-31.3%	11.5	13.2	-12.9%
Other income	1.5	2.2	-31.8%	3.1	3.7	-16.2%

Total revenues	245.2	248.0	-1.1%	489.8	486.7	0.6%

Benefits, claims and settlement expenses	163.8	118.4	38.3%	274.4	231.3	18.6%
Interest credited	38.3	36.2	5.8%	75.7	71.8	5.4%
Policy acquisition expenses amortized	22.8	25.8	-11.6%	43.8	45.9	-4.6%
Operating expenses	33.5	33.4	0.3%	68.6	68.1	0.7%
Interest expense	3.5	3.5	-	7.0	7.0	-

Total benefits, losses and expenses	261.9	217.3	20.5%	469.5	424.1	10.7%

Income (loss) before income taxes	(16.7)	30.7	N.M.	20.3	62.6	-67.6%
Income tax expense (benefit)	(4.9)	7.7	N.M.	6.2	17.0	-63.5%

Net income (loss)	$(11.8)	$23.0	N.M.	$14.1	$45.6	-69.1%

ANALYSIS OF PREMIUMS WRITTEN AND CONTRACT DEPOSITS

Property & Casualty
Automobile and property (voluntary)	$137.5	$143.1	-3.9%	$265.9	$273.0	-2.6%
Involuntary and other property & casualty	1.1	1.2	-8.3%	1.5	2.5	-40.0%

Total Property & Casualty	138.6	144.3	-4.0%	267.4	275.5	-2.9%

Annuity deposits	96.3	85.9	12.1%	188.8	170.1	11.0%

Life	24.4	24.6	-0.8%	47.2	47.9	-1.5%

Total	$259.3	$254.8	1.8%	$503.4	$493.5	2.0%

ANALYSIS OF SEGMENT NET INCOME (LOSS)

Property & Casualty	$(25.6)	$8.5	N.M.	$(13.3)	$19.5	N.M.

Annuity	7.5	6.9	8.7%	16.2	14.2	14.1%

Life	5.8	5.5	5.5%	9.9	10.1	-2.0%

Corporate and other (A)	0.5	2.1	-76.2%	1.3	1.8	-27.8%

Net income (loss)	(11.8)	23.0	N.M.	14.1	45.6	-69.1%

Catastrophe costs, after tax, included above (B)	(35.8)	(10.6)	237.7%	(41.0)	(15.0)	173.3%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items.
The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 4.
(B)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums. See also page 3.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
PROPERTY & CASUALTY

Premiums written	$138.6	$144.3	-4.0%	$267.4	$275.5	-2.9%
Premiums earned	136.4	138.8	-1.7%	273.8	276.5	-1.0%
Net investment income	9.3	9.0	3.3%	18.5	17.9	3.4%
Other income	-	0.3	-100.0%	0.2	0.3	-33.3%
Losses and loss adjustment expenses (LAE)	149.3	103.5	44.3%	244.6	201.9	21.1%
Operating expenses (includes policy acquisition expenses amortized)	34.5	34.0	1.5%	69.8	68.3	2.2%
Income (loss) before tax	(38.1)	10.6	N.M.	(21.9)	24.5	N.M.
Net income (loss)	(25.6)	8.5	N.M.	(13.3)	19.5	N.M.

Net investment income, after tax	7.9	7.8	1.3%	15.7	15.4	1.9%

Catastrophe costs, after tax (A)	35.8	10.6	237.7%	41.0	15.0	173.3%
Catastrophe losses and LAE, before tax	55.0	16.2	239.5%	63.0	23.0	173.9%
Reinsurance reinstatement premiums, before tax	-	-	-	-	-	-

Operating statistics:
Loss and loss adjustment expense ratio	109.5%	74.5%	N.M.	89.3%	73.0%	N.M.
Expense ratio	25.2%	24.5%	N.M.	25.5%	24.7%	N.M.
Combined ratio	134.7%	99.0%	N.M.	114.8%	97.7%	N.M.

Effect on the combined ratio of:
Catastrophe costs	40.3%	11.6%	N.M.	23.0%	8.3%	N.M.

Automobile and property detail:
Premiums written (voluntary) (B)	$137.5	$143.1	-3.9%	$265.9	$273.0	-2.6%
Automobile	88.5	92.7	-4.5%	180.5	186.0	-3.0%
Property	49.0	50.4	-2.8%	85.4	87.0	-1.8%

Premiums earned (voluntary) (B)	135.8	138.2	-1.7%	273.1	275.0	-0.7%
Automobile	91.0	93.5	-2.7%	183.0	186.1	-1.7%
Property	44.8	44.7	0.2%	90.1	88.9	1.3%

Policies in force (voluntary) (in thousands)				737	781	-5.6%
Automobile				494	522	-5.4%
Property				243	259	-6.2%

Policy renewal rate (voluntary)
Automobile (6 months)				90.5%	91.4%	N.M.
Property (12 months)				85.4%	88.7%	N.M.

Voluntary automobile operating statistics:
Loss and loss adjustment expense ratio	77.0%	63.7%	N.M.	71.3%	67.0%	N.M.
Expense ratio	25.3%	24.5%	N.M.	25.6%	24.7%	N.M.
Combined ratio	102.3%	88.2%	N.M.	96.9%	91.7%	N.M.

Effect on the combined ratio of:
Catastrophe costs	4.3%	1.5%	N.M.	2.3%	0.8%	N.M.

Total property operating statistics:
Loss and loss adjustment expense ratio	176.8%	96.6%	N.M.	126.4%	85.2%	N.M.
Expense ratio	25.1%	24.8%	N.M.	25.3%	25.0%	N.M.
Combined ratio	201.9%	121.4%	N.M.	151.7%	110.2%	N.M.

Effect on the combined ratio of:
Catastrophe costs	115.0%	33.4%	N.M.	66.0%	24.5%	N.M.

Prior years’ reserves favorable (adverse) development, pretax
Voluntary automobile	$-	$2.8	-100.0%	$2.7	$5.5	-50.9%
Total property	1.0	-	N.M.	1.0	1.8	-44.4%
Other property and casualty	-	-	-	-	-	-

Total	1.0	2.8	-64.3%	3.7	7.3	-49.3%

N.M. - Not meaningful.

(A)	Includes allocated loss adjustment expenses and catastrophe reinsurance reinstatement premiums.
(B)	Amounts are net of additional ceded premiums to reinstate the Company’s property and casualty catastrophe reinsurance coverage, if any, as quantified above.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
ANNUITY

Contract deposits	$96.3	$85.9	12.1%	$188.8	$170.1	11.0%
Variable	28.6	28.4	0.7%	55.5	55.8	-0.5%
Fixed	67.7	57.5	17.7%	133.3	114.3	16.6%
Contract charges earned	4.8	4.5	6.7%	9.5	8.8	8.0%
Net investment income	45.3	42.7	6.1%	89.5	83.1	7.7%
Net interest margin (without realized investment gains and losses)	17.4	16.6	4.8%	34.4	31.4	9.6%
Other income	0.9	1.1	-18.2%	1.7	2.0	-15.0%
Mortality loss and other reserve changes	(0.8)	(0.6)	33.3%	(1.0)	(0.9)	11.1%
Operating expenses (includes policy acquisition expenses amortized)	11.1	13.6	-18.4%	20.4	22.2	-8.1%
Income before tax	11.2	8.0	40.0%	24.2	19.1	26.7%
Net income	7.5	6.9	8.7%	16.2	14.2	14.1%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(0.8)	$(4.0)	-80.0%	$0.2	$(2.8)	N.M.
Guaranteed minimum death benefit reserve	(0.1)	(0.2)	-50.0%	(0.1)	(0.1)	-

Annuity contracts in force (in thousands)				182	178	2.2%
Accumulated value on deposit				$4,225.1	$3,777.3	11.9%
Variable				1,371.2	1,199.5	14.3%
Fixed				2,853.9	2,577.8	10.7%
Annuity accumulated value retention - 12 months
Variable accumulations				92.6%	93.3%	N.M.
Fixed accumulations				94.6%	94.5%	N.M.

LIFE

Premiums and contract deposits	$24.4	$24.6	-0.8%	$47.2	$47.9	-1.5%
Premiums and contract charges earned	25.1	25.1	-	49.7	49.5	0.4%
Net investment income	17.4	17.6	-1.1%	34.7	34.5	0.6%
Income before tax	9.0	8.6	4.7%	15.4	15.7	-1.9%
Net income	5.8	5.5	5.5%	9.9	10.1	-2.0%

Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$(0.2)	$-	N.M.	$(0.4)	$(0.1)	300.0%

Life policies in force (in thousands)				206	210	-1.9%
Life insurance in force				$14,013	$13,811	1.5%
Lapse ratio - 12 months
(Ordinary life insurance)				4.7%	5.1%	N.M.

CORPORATE AND OTHER (A)

Components of income before tax:
Net realized investment gains	$5.7	$8.3	-31.3%	$11.5	$13.2	-12.9%
Interest expense	(3.5)	(3.5)	-	(7.0)	(7.0)	-
Other operating expenses, net investment income and other income	(1.0)	(1.3)	-23.1%	(1.9)	(2.9)	-34.5%
Income before tax	1.2	3.5	-65.7%	2.6	3.3	-21.2%
Net income	0.5	2.1	-76.2%	1.3	1.8	-27.8%

N.M. - Not meaningful.

(A)	The Corporate and Other segment includes interest expense on debt and the impact of realized investment gains and losses and other corporate level items.
The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.

HORACE MANN EDUCATORS CORPORATION

Supplemental Business Segment Overview (Unaudited)

(Dollars in Millions)

	Quarter Ended June 30,			Six Months Ended June 30,
	2011	2010	% Change	2011	2010	% Change
INVESTMENTS

Annuity and Life
Fixed maturities, at fair value (amortized cost 2011, $4,034.9; 2010, $3,514.9)				$4,264.9	$3,710.2	15.0%
Equity securities, at fair value (cost 2011, $6.4; 2010, $29.8)				7.4	27.9	-73.5%
Short-term investments				7.1	176.8	-96.0%
Short-term investments, securities lending collateral				-	-	-
Policy loans and other				124.8	117.5	6.2%

Total Annuity and Life investments				4,404.2	4,032.4	9.2%

Property & Casualty
Fixed maturities, at fair value (amortized cost 2011, $777.6; 2010, $756.7)				799.9	783.7	2.1%
Equity securities, at fair value (cost 2011, $14.3; 2010, $18.0)				17.7	20.4	-13.2%
Short-term investments				6.1	13.6	-55.1%
Short-term investments, securities lending collateral				-	-	-

Total Property & Casualty investments				823.7	817.7	0.7%

Corporate investments				21.8	23.9	-8.8%

Total investments				5,249.7	4,874.0	7.7%

Net investment income
Before tax	$71.7	$69.1	3.8%	$142.2	$135.0	5.3%
After tax	48.5	46.8	3.6%	96.1	91.5	5.0%

Net realized investment gains by investment portfolio included in the Corporate and Other segment income
Property & Casualty	$2.7	$1.3	107.7%	$4.3	$3.7	16.2%
Annuity	2.5	6.7	-62.7%	4.2	8.5	-50.6%
Life	0.5	0.1	400.0%	3.0	0.8	275.0%
Corporate and Other	-	0.2	-100.0%	-	0.2	-100.0%

Total, before tax	5.7	8.3	-31.3%	11.5	13.2	-12.9%
Total, after tax	3.7	5.5	-32.7%	7.4	8.6	-14.0%
Per share, diluted	$0.09	$0.13	-30.8%	$0.18	$0.21	-14.3%

N.M. - Not meaningful.